EXHIBIT 21.1

SUBSIDIARIES OF CMC MATERIALS, INC.

Subsidiaries	Location
CMC Materials Global Corporation	Delaware, U.S.
NexPlanar Corporation	Delaware, U.S.
QED Technologies International, Inc.	Delaware, U.S.
CMC Materials Japan KK	Japan
CMC Materials KK	Japan
CMC Materials B.V.	Netherlands
CMC Materials Asia Pte. Ltd.	Singapore
CMC Materials Korea, LLC	South Korea
CMC Materials Taiwan Co., Ltd.	Taiwan
Shanghai Cabot Microelectronics Co. Ltd.	China
CMC Materials KMG Corporation	Texas, U.S.
KMG-Bernuth, Inc.	Delaware, U.S.
KMG de Mexico SA de CV	Mexico
CMC Materials EC, Inc.	Texas, U.S.
CMC Materials Italia SrL	Italy
CMC Materials Luxembourg Holdings S.a.r.l.	Luxembourg
CMC Materials France SAS	France
CMC Materials UPC SAS	France
CMC Materials EC Pte. Ltd.	Singapore
CMC Materials Singapore Pte. Ltd.	Singapore
CMC Materials SDN BHD	Malaysia
CMC Materials UK Limited	United Kingdom
CMC Materials UPC Limited	United Kingdom
CMC Materials Sealweld Canada, Inc.	British Columbia, Canada
KMG Val-Tex, LLC	Texas, U.S.
Sealweld Corporation (2003), Inc.	Nevada, U.S.
Sealweld (USA), Inc.	Texas, U.S.
KMG-Flowchem, Inc.	Delaware, U.S.
Flowchem LLC	Delaware, U.S.
FLX Inc.	Texas, U.S.
International Test Solutions, LLC	Delaware, U.S.
International Test Solutions Korea Limited	South Korea
International Development Test Co., Ltd.	Taiwan
Suzhou Meice Test Technology Co., Ltd.	China